                                  SCHEDULE 14A

Filed by the Registrant [X]
Filed by a Party other than the Registrant
[ ] Check the appropriate box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[   ]    Definitive Proxy Statement
[ X ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Section 240.14a-12
 ................................................................................

                            CROGHAN BANCSHARES, INC.
 ................................................................................

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

    1)       Title of each class of securities to which transaction applies:

 ................................................................................

    2)       Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determine):
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    4)       Proposed maximum aggregate value of transaction:
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    5)       Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)       Amount Previously Paid:
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    4)       Date Filed:

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                            CROGHAN BANCSHARES, INC.
                                                                      April 2001
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                             TO OUR SHAREHOLDERS --


The company's net income for the first quarter of 2001 was $843,000, which is nearly identical to the $844,000 recorded for the same period in 2000. A steady loan volume and continued operational modifications contributed to the second highest first quarter earnings in the corporation's history.

The Board of Directors has declared a dividend of 21 cents per share to shareholders of record April 20, 2001 and payable April 30, 2001. This dividend represents an increase of 5 percent over the April 2000 payment. A check is enclosed for this quarter's dividend.

Croghan Bancshares, Inc. stock traded in a range of $19.75 to $21.00 during the first quarter of 2001. If you have an interest in trading in Croghan Bancshares, Inc. stock you may contact Greig McDonald of Community Banc Investments, Inc., New Concord, Ohio at 1.800.224.1013 or James Sampson at McDonald Investments in Sandusky, Ohio at 1.800.624.6438.

The Croghan Colonial Bank, the company's subsidiary continues to maintain a strong capital position and is classified in the lowest FDIC premium category as "well capitalized." The Allowance for Possible Loan Losses balance at March 31, 2001 was $3,338,000 which represents 1.27 percent of total loans. Net charge-offs to date are $24,000 compared to $113,000 for the same period in 2000.

                                                             continued on page 2



                                   A NEW LOOK


This issue of our newsletter brings two new items. The first is a modified format to the newsletter. We have expanded the format to include a feature section and graphics or photos. The second is the announcement of the employment of Steven C. Futrell as President & CEO of The Croghan Colonial Bank to succeed retiring current President Thomas F. Hite. Mr. Futrell is a native of the Columbus, Ohio area, has over 30 years banking experience, 27 of those with Bank One and comes to Fremont from a position with Bank One in Dayton, Ohio. He is a graduate of The Ohio State University. Mr. Futrell began his duties at the Bank on April 16.



================================================================================
 "The future of community banking is very bright, as we focus on building deep relationships with our customers while meeting all of their financial needs.

I am very excited about the challenges we face at The Croghan Colonial Bank and the opportunity to create a model bank."

                                                            Steven C. Futrell
================================================================================


[PHOTO]  Thomas Hite, left and Steven Futrell

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                                                    Croghan Bancshares, Inc.   1
                                                           continued from page 1

The economy in the Bank's marketing area is mixed. Some automotive related firms have indicated a slowdown while others, including Whirlpool's Clyde Division which produces washing machines for mainly residential use, have increased production after a year-end slowdown. The Mead Corp., formerly Moore Business Forms, has announced plans to expand its Fremont operation through a transfer of 25 jobs from its Indianapolis plant. The latest unemployment figures indicate a slight rising trend with Sandusky County at 5.8 percent and Huron County at 8.8 percent. In retail news, the downtown Fremont Stage department store has been purchased, through a bankruptcy auction, by the Peebles store chain. They plan a summer reopening of the store.

While national economic indicators continue to show weakness during the first quarter, several recent indicators show signs of a comeback. The Federal Reserve, after lowering target rates on January 3, also lowered the target rate on federal funds and the discount rate on January 31, March 20 and April 18, each by .50 percent. Economist views are now mixed about whether the Fed will lower rates further at the mid-May meeting.

The Bank's website is transactional. When you visit us at www.croghan.com you will now find the ability to conduct certain transactions from your personal computer. If you do not have your personal identification number yet, we urge you to request it by contacting the Bank in writing or by telephone.

Thank you for your support and confidence in the past. We look forward to working with you and providing your financial service needs in the future. o



                             ANNUAL MEETING REMINDER

The Company's Annual Shareholders meeting is May 8, 2001 at the Hayes Presidential Center Auditorium in Fremont at 1:00 p.m.



                                       CBI
                              FINANCIAL HIGHLIGHTS

                        3 MONTHS     3 MONTHS
                           ENDED        ENDED       PERCENT
                        03-31-01     03-31-00        CHANGE

Net income              $843,000     $844,000         -0.1%

Income per                   .44          .44           --%
common share

Dividends per                .21          .20          5.0%
common share

================================================================================

                          [CROGHAN COLONIAL BANK LOGO]

================================================================================

                              03-31-01             12-31-00


Assets                    $356,090,000         $347,432,000
Loans                      262,337,000          258,855,000
Investments                 54,416,000           58,625,000
Deposits                   287,858,000          284,204,000
Stockholder Equity          38,198,000           37,466,000


                              CORPORATE INFORMATION

                            Croghan Bancshares, Inc.
                            The Croghan Colonial Bank
                               323 Croghan Street
                                Fremont, OH 43420
                         419.332.7301 or 1.888.276.4426


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